P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
210/657-1500

ASI ENERGY ANNOUNCES STRATEGIC RELATIONSHIP WITH SOUTH TEXAS OPERATING COMPANY

SAN ANTONIO, Texas -- January 8, 2007 _ ASI Energy, a division of Analytical Surveys, Inc. (ASI) (Nasdaq: ANLT), today announced it has entered into a strategic relationship with South Texas Operating Company (STOC) and has committed to participate in a related development drilling program in the Northeast Thompsonville Field in South Texas.

As a key part of this strategic relationship, South Texas Operating Company will provide ASI Energy with engineering analysis and other critical services associated with the review and evaluation of oil and gas prospects, including operational support. In addition, ASI Energy has agreed to participate with STOC in a multi-well drilling project in the highly prolific Northeast Thompsonville Field located in South Texas' Jim Hogg County. The initial well, Stroman-Armstrong #5, is scheduled to spud in the first week of February and be drilled to an approximated total depth of 14,500 feet.

Don Fryhover, sr. vice president of ASI Energy said, "ASI Energy's business model is based upon utilizing strategic industry relationships to fill our needs, and we believe this partnership will be beneficial to our growth. We are extremely pleased to have an opportunity to participate in a development well program in such a highly productive field as the Northeast Thompsonville."

Joe Harris, a petroleum engineer and president of STOC said, "Having ASI Energy as a partner in our upcoming Northeast Thompsonville Field prospect and working with them on engineering analysis are exciting developments. We look forward to working together to grow this relationship."

ASI Energy, a Division of Analytical Surveys, Inc. (ASI) is a San Antonio-based oil and gas company focused on participation in non-operating exploration and production of U.S. onshore oil and natural gas reserves. For more information, please visit www.asienergy.com

Joe Harris has been providing engineering and other energy related services to the oil and gas industry for over 26 years and has owned South Texas Operating Company since 1990. STOC drills and participates in numerous wells in south Texas and the Texas gulf coast regions.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.